 Exhibit (k)(1)

CO-ADMINISTRATION AGREEMENT

THIS CO-ADMINISTRATION AGREEMENT (the “Agreement”) is made as of this 20th day of December, 2019, by and between 361 Social Infrastructure Fund, a Delaware statutory trust (the “Trust” or the “Fund”), UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”), and Mutual Fund Administration, LLC, a California corporation (“MFAC”). UMBFS and MFAC are collectively referred to herein as the “Co-Administrators,” in singular or plural usage, as required by context.

WHEREAS, the Fund is a non-diversified, closed-end fund registered under the 1940 Act (as defined below) and authorized to issue Shares; and

WHEREAS, the Trust and the Co-Administrators desire to enter into an agreement pursuant to which the Co-Administrators shall provide administration services to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment

The Trust hereby appoints the Co-Administrators as administrators of the Trust for the period and on the terms set forth in this Agreement. The Co-Administrators accept such appointment and agree to render the Services (as defined in Section 2) herein set forth, for the compensation herein provided.

2.	Services as Co-Administrators

(a) Subject to the direction and control of the Trust’s Board of Trustees (the “Board of Trustees”) and utilizing information provided by the Trust and its current and prior agents and service providers, the Co-Administrators will provide the administration services listed on Schedule B hereto and any additional administration services the Trust and the Co-Administrators may agree upon and include on Schedule B, as such Schedule may be amended from time to time (the “Services”). The duties of the Co-Administrators shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Co-Administrators hereunder.

(b) The Trust, under the supervision of its Board of Trustees, shall cause its officers, investment adviser(s), legal counsel, independent accountants, transfer agent, fund accountant, custodian and other service providers and agents for the Trust to cooperate with the Co-Administrators and to provide the Co-Administrators with such information, documents and communications relating to the Trust as necessary and/or appropriate or as requested by the Co-Administrators, in order to enable the Co-Administrators to perform their duties hereunder. The Trust shall use its best efforts to cause any of its former officers, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian or other service providers to provide the Co-Administrators with such information, documents and communications as necessary and/or appropriate to enable the Co-Administrators to perform their duties hereunder. In connection with their duties hereunder, each Co-Administrator shall (without investigation or verification) be reasonably entitled and is hereby instructed to, rely upon any and all instructions, communications, information or documents provided to the Co-Administrator by an authorized officer, representative agent of the Trust, the other Co-Administrator or by any of the aforementioned persons. A Co-Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Trust. The Co-Administrators shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, investment adviser(s) or service provider until receipt of written notice thereof from the Trust. As used in this Agreement, the term “investment adviser” shall mean a Fund’s investment adviser(s), all sub-adviser(s) or persons performing similar services.

(c) To the extent required by Rule 31a-3 under the 1940 Act, the Co-Administrators hereby agree that all records which they maintain for the Trust pursuant to their duties hereunder are the property of the Trust and further agree to surrender promptly to the Trust any of such records upon the Trust’s request. Subject to the terms of Section 6, and where applicable, the Co-Administrators further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by the Co-Administrators for the Trust.

(d) The Fund’s investment advisers have and retain primary responsibility for compliance matters relating to the Fund under the 1940 Act, the Internal Revenue Code of 1986, as amended, and the policies and limitations of the Fund relating to the portfolio investments as set forth in the current prospectus and statement of additional information with respect to the Fund (including any applicable supplement) (the “Prospectus”). The Co-Administrators’ monitoring and other functions hereunder shall not relieve the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

(e) The Trust hereby certifies that Shares are lawfully eligible for sale in each jurisdiction indicated on the list furnished to the Co-Administrators as of the date of this Agreement.

(f) The Co-Administrators shall maintain disaster recovery and business continuity plans and adequate and reliable computer and other equipment necessary and appropriate to carry out their obligations under this Agreement. Upon the Trust’s reasonable request, the Co-Administrators shall provide supplemental information concerning the aspects of their disaster recovery and business continuity plans that are relevant to the Services provided hereunder.

(g)(i) Each Co-Administrator has provided to the Trust a copy of the Co-Administrator’s written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act (“Rule 38a-1 Policies and Procedures”) for approval by the Trust’s Board of Trustees. With respect to the Services each Co-Administrator provides to the Trust hereunder, each such Co-Administrator certifies that its Rule 38a-1 Policies and Procedures are reasonably designed to prevent violations of the Federal Securities Laws by such Co-Administrator. For purposes of this section, Federal Securities Laws shall have the meaning set forth in Rule 38a-1 under the 1940 Act.

(g)(ii) Each Co-Administrator shall provide to the Trust’s Chief Compliance Officer promptly any material changes to its Rule 38a-1 Policies and Procedures. Each Co-Administrator shall cooperate with the Trust in its annual review of the Rule 38a-1 Policies and Procedures (the “Annual Review”), such Annual Review to be conducted by the Trust’s Chief Compliance Officer to determine the adequacy of the Rule 38a-1 Policies and Procedures and the effectiveness of their implementation. Each Co-Administrator shall cooperate with the Trust in any interim reviews of its Rule 38a-1 Policies and Procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (“Interim Review”). Such cooperation includes, without limitation, furnishing such certifications, sub-certifications, and documentation with respect to the Co-Administrator’s functions and responsibilities as the Trust’s Chief Compliance Officer shall reasonably request from time to time and implementing changes to the Rule 38a-1 Policies and Procedures satisfactory to both the Trust’s Chief Compliance Officer and the Co-Administrator.

(g)(iii) Each Co-Administrator shall provide the Trust with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its Rule 38a-1 Policies and Procedures. Each Co-Administrator shall also provide the Trust with ongoing, direct, and prompt access to its compliance personnel and cooperate with the Trust’s Chief Compliance Officer in order to provide assistance to the Trust in carrying out its obligations under Rule 38a-1.

(g)(iv) A Co-Administrator shall notify the Trust promptly in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to its Rule 38a-1 Policies and Procedures and will cooperate with the Trust in providing the Trust with periodic and special reports in the event any Material Compliance Matter occurs. A “Material Compliance Matter” has the same meaning as the term is defined in Rule 38a-1, and includes any compliance matters that involve: (1) a violation of the Federal Securities Laws by the Co-Administrator (or its officer, directors, employees, or agents); (2) a violation of its Rule 38a-1 Policies and Procedures; or (3) a weakness in the design or implementation of its Rule 38a-1 Policies and Procedures.

(g)(v) Each Co-Administrator (and anyone acting under the direction of the Co-Administrator) shall refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Trust’s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

3.	Fees; Delegation; Expenses

(a) In consideration of the Services rendered pursuant to this Agreement, the Trust will pay the Co-Administrators a fee, computed daily and payable monthly, plus out-of-pocket expenses, each as provided in Schedule C hereto. In addition, to the extent that the Co-Administrators correct, verify or address any prior actions or inactions by any Fund or by any prior service provider, the Co-Administrators shall be entitled to additional fees as provided in Schedule C. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Trust or enhancements to current Services.

(b) For the purpose of determining fees payable to the Co-Administrators, net asset value shall be computed in accordance with the Fund’s Prospectus and resolutions of the Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Trust be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c) The Co-Administrators will bear all expenses incurred by them in connection with the performance of their Services under Section 2, except as otherwise provided herein. The Co-Administrators shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and Trustees; Securities and Exchange Commission (the “Commission”) fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, fund accountants, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current shareholders; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Funds’ shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not shareholders of a Fund, will be borne by the Fund’s investment adviser(s), except for such expenses permitted to be paid by the Trust under a distribution plan adopted in accordance with applicable laws. The Co-Administrators shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until they have received the amount of such fees from the Trust.

(d) Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Trust agrees to pay all fees within thirty (30) days of receipt of each invoice.

4.	Proprietary and Confidential Information

Each Co-Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Trust’s shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where a Co-Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust. In case of any requests or demands for inspection of the records of the Fund, each Co-Administrator will endeavor to notify the other parties promptly and to secure instructions from a representative of the Fund as to such inspection. Records and information which have become known to the public through no wrongful act of a Co-Administrator or any of its employees, agents or representatives, and information which was already in the possession of a Co-Administrator prior to the date hereof, shall not be subject to this paragraph.

5.	Limitation of Liability

(a) Each Co-Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except for a loss resulting from such Co-Administrator’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, each Co-Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reasonable reliance upon written or oral instructions, communications, data, documents or information (without investigation or verification) received by either of the Co-Administrators from an authorized officer, representative or agent of the Trust, or (ii) any action taken or omission by the Trust, investment advisers or any past or current service provider.

(b) The Co-Administrators assume no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond their reasonable control. The Co-Administrators will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond their control.

(c) The Trust agrees to indemnify and hold harmless each Co-Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) each Co-Administrator’s actions or omissions except to the extent a Claim against a Co-Administrator resulted from such Co-Administrator’s willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) each Co-Administrator’s reasonable reliance on, implementation of or use of (without investigation or verification) communications, instructions, requests, directions, information, data, records and documents received by either Co-Administrator from an authorized officer, representative or agent of the Trust, or (iii) any action taken or omission by the Trust, investment adviser(s) or any past or current service provider.

(d) In no event and under no circumstances shall either Co-Administrator, its affiliates or any of its officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other parties to this Agreement, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.	Term

(a) This Agreement shall become effective with respect to the Fund as of the date hereof. This Agreement shall continue in effect with respect to the Fund for a three-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to the Fund for successive annual periods (each a “Renewal Term”).

(b) In the event this Agreement is terminated by the Fund prior to the end of the Initial Term or any subsequent Renewal Term, the Fund shall be obligated to pay Administrator the remaining balance of the fees payable to Administrator under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of a Fund or the Fund, Administrator shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with Administrator’s applicable license agreements, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund or a Fund(s), and Administrator’s agreement to provide additional Services in connection therewith, Administrator shall provide such Services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

7.	Non-Exclusivity

The Services of the Co-Administrators rendered to the Trust are not deemed to be exclusive. The Co-Administrators may render administration services and any other services to others, including other investment companies. The Trust recognizes that from time to time directors, officers and employees of the Co-Administrators may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that the Co-Administrators or their affiliates may enter into other agreements with such other entities.

8.	Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

UMBFS:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: General Counsel

MFAC:	Mutual Fund Administration, LLC
2220 East Route 66, Suite 226
Glendora, CA 91741
Attention: Eric Banhazl

Trust:	361 Social Infrastructure Fund
235 West Galena Street
Milwaukee, Wisconsin
Attention: President

10.	Entire Agreement

This Agreement, together with the Schedules attached hereto, constitutes the entire agreement of the parties hereto.

11.	Trust Limitations

This Agreement is executed by the Trust and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Trust.

12.	Miscellaneous

(a) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(b) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Co-Administrators and the Trust.

(c) The Trust hereby grants to UMBFS the limited power of attorney to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

361 SOCIAL INFRASTRUCTURE FUND
(the “Fund”)

By:	/s/ Joy Ausili

Title:	Vice President and Assistant Secretary

Date:	December 20, 2019

UMB FUND SERVICES, INC.
(“UMBFS”)

By:	/s/ Maureen Quill

Title:	President

Date:	December 20, 2019

MUTUAL FUND ADMINISTRATION, LLC
(“MFAC”)

By:	/s/ Rita Dam

Title:	Co-Chief Executive Officer

Date:	December 20, 2019

Schedule A

to the

Co-Administration Agreement

by and between

361 Social Infrastructure Fund

and

UMB Fund Services, Inc.

and

Mutual Fund Administration, LLC

[RESERVED]

Schedule B

to the

Co-Administration Agreement

by and between

361 Social Infrastructure Fund

and

UMB Fund Services, Inc.

and

Mutual Fund Administration, LLC

SERVICES

Subject to the direction and control of the Board of Trustees and utilizing information provided by the Trust and its agents, the Co-Administrators will:

General Fund Management	MFAC	UMBFS
Act as liaison among all Fund service providers.	X	X
Supply corporate secretarial services.	X
Provide office facilities.	X	X
Supply non-investment related statistical and research data as needed.	X
Coordinate the Trust’s Board of Trustees’ (the “Board of Trustees” or the “Trustees”) communication:
Establish meeting agendas.	X
Compile Board of Trustee Meeting materials.	X
Prepare reports for the Trustees based on financial and administrative data.	X
Evaluate independent auditor.	X
Secure and monitor fidelity bond and Direct and Officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.	X
Prepare minutes of meetings of the Board of Trustees and Fund shareholders.	X
Provide personnel to serve as officers of the Trust if so elected by the Board of Trustees, attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.	X	X
SEC Exams:
Facilitate audit process.	X	X
Provide information to the SEC, as requested.	X	X
Assist in overall operations of the Trust.	X	X
Assist with the "start-up" of new funds.	X	X

Compliance
Regulatory Compliance:
Monitor compliance with the 1940 Act requirements, including:
Review results of asset diversification tests for diversified funds	X
Maintenance of books and records under Rule 31a-3	X	X
Code of Ethics for the Trustees and Officers of the Trust.	X
Monitor Fund's compliance with the policies and investment limitations of the Trust as set forth in its current prospectus (the “Prospectus”) and statement of additional information (the “SAI”).	X
Monitor affiliated transactions under exemptive rules (17a-7, 17e-1, etc.)	X
Maintain awareness of applicable regulatory, reporting and operational service issues and recommend dispositions.	X	X
Blue Sky Compliance:
Prepare and file with the appropriate state securities’ authorities any and all required compliance filings relating to the registration of the securities of the Trust so as to enable the Trust to make a continuous offering of its shares in all states.		X
Monitor status and maintain registrations in each state.		X
Provide information regarding material developments in state securities regulation.		X
SEC Registration and Reporting:
Assist Trust counsel in updating the Prospectus and SAI and in preparing proxy statements.	X
File Form N-2.	X
On an annual basis, compile and review data required to complete Form N-CEN and provide a draft of the report to the advisor for approval prior to filing		X
File Form N-CEN with the SEC by the required deadline.		X
On a monthly basis, extract the required N-PORT data from UMBFS’s fund accounting system and import into the financial reporting system.		X
Incorporate security reference and risk data into Form N-PORT, as necessary, from advisor or third-party provider approved by the advisor.		X
Review all N-PORT data and provide a draft of the report to the advisor for approval prior to filing.		X
On a monthly basis file Form N-PORT with the SEC, within the 30-day filing requirement.		X

Coordinate EDGAR processing of financials, including proofing.	X
Complete and file Form N-CSR.	X
Prepare Schedules of Investments for Form N-Q or Part F: Exhibits to Form N-PORT.		X
File Form N-Q or Part F: Exhibits to Form N-PORT.	X
Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and shareholder reports.	X
File fidelity bond under Rule 17g-1.	X
Prepare and file Rule 24f-2 notices.	X
Assist in coordination of filing proxy voting on Form N-PX.	X
IRS Compliance:
Monitor each Fund's status as a regulated investment company under Subchapter M, including without limitation, review of the following:
Asset diversification requirements	X
90% gross income test under Subchapter M	X
Distribution requirements pursuant to Subchapter M and applicable excise tax laws.		X
Calculate year end and excise tax distribution.		X

Financial Reporting
Provide financial data required by the Fund’s Prospectus and SAI.	X	X
Compute the yield and total return of each class of each Fund.		X
Compute each Fund's portfolio turnover rate and expense ratio.	X
Monitor the expense accruals and notify the Advisor's management (and fund accountants) of any proposed adjustments.	X
Prepare Financial Statements (i.e., Statements of Assets & Liabilities, Statements of Operations, Statements of Changes in Net Assets, Statements of Cash Flow (if required), Schedules of Investments including graphical presentation of holdings, and Financial Highlights), including footnotes and Expense Example. Provide support to audit team with respect to these financial statements.		X
Review Financial Statements, including footnotes, prepared by UMBFS and provide comments.	X
Prepare information supplemental to Financial Statements necessary for annual and semi-annual reports including Board of Trustees information/table, disclosure regarding approval of advisory agreements and Management’s Discussion of Fund Performance including the line graph comparing account value of the fund against the benchmark index.	X
Coordinate printing process, including proofing.	X
Process payment of Fund expenses.	X
Authorize payments under Rule 12b-1 or similar plans.	X
Year-end book to tax adjustments.		X
Prepare quarterly broker security transaction summaries.	X

Tax Services and Reporting
Work with independent auditors to file, on a timely basis, the appropriate federal and state tax returns as prepared by the Fund's auditors, including without limitation, Forms 1120/8613.		X
Prepare state income breakdowns where relevant.		X
Provide the data to UMB to complete Form 1099 Miscellaneous for payments to Trustees and other service providers.	X
Generate, file and mail Form 1099 Miscellaneous for payments to Trustees and other service providers.		X
Monitor wash sale losses, PFICs and other applicable book to tax basis adjustments.		X
Calculate eligible dividend income for corporate shareholders.		X
Estimate income through calendar year-end for year-end dividend calculation.	X
Submit dividend declarations and distributions to the Board of Trustees, prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.	X
Calculate monthly/quarterly dividends.	X
Review monthly/quarterly dividends.		X